Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2014 FULL YEAR AND FOURTH QUARTER RESULTS

FROM CONTINUING OPERATIONS

ARMONK, NY, March 12, 2015 — VISANT CORPORATION today announced results from its continuing operations for the 2014 fiscal year ended January 3, 2015, including consolidated net sales from continuing operations of $831.8 million, compared to $854.0 million of net sales from continuing operations for the fiscal year ended December 28, 2013. Visant reported a consolidated net loss from continuing operations of $11.4 million (including the loss on repurchase and redemption of debt of $26.6 million) for the fiscal year ended January 3, 2015, compared to a consolidated net loss from continuing operations of $14.9 million for the fiscal year ended December 28, 2013. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) from continuing operations totaled $228.8 million for the 2014 fiscal year, a decrease of $8.5 million, compared to consolidated Adjusted EBITDA from continuing operations of $237.3 million for the 2013 fiscal year.

For the fourth fiscal quarter of 2014, consolidated net sales from continuing operations were $149.7 million, compared to consolidated net sales from continuing operations of $150.5 million for the fourth fiscal quarter of 2013. Visant reported a consolidated net loss from continuing operations of $23.9 million for the fourth fiscal quarter of 2014, compared to a consolidated net loss from continuing operations of $31.3 million for the fourth fiscal quarter of 2013. Visant’s consolidated Adjusted EBITDA from continuing operations was $18.2 million for the fourth fiscal quarter of 2014, compared to consolidated Adjusted EBITDA from continuing operations of $20.1 million for the fourth fiscal quarter of 2013.

Visant’s reported consolidated results from continuing operations do not include the Lehigh Direct operations of The Lehigh Press LLC and the AKI, Inc. d/b/a Arcade Marketing business, which were, as previously reported, sold during the third quarter of fiscal 2014. The results of these businesses, which comprised a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to a single line captioned “Income from discontinued operations, net.” Previously, the results of these businesses included certain allocated corporate costs, which costs have been reallocated to the remaining continuing operations on a retrospective basis, which continuing operations are now comprised of our Scholastic, Memory Book and Publishing and Packaging Services segments. Results for all periods are exclusive of these discontinued operations.

Fiscal Year 2014

Net sales for the Scholastic segment for the fiscal year ended January 3, 2015 decreased by $10.6 million, or 2.5%, to $421.3 million, compared to $431.9 million for the fiscal year ended December 28, 2013. This decrease was primarily attributable to lower volume in our base jewelry, professional championship and announcement products.

Net sales for the Memory Book segment for the fiscal year ended January 3, 2015 decreased by $10.8 million, or 3.3%, to $320.5 million, compared to $331.3 million for the fiscal year ended December 28, 2013. This decrease was primarily attributable to lower yearbook volume.

Net sales for the Publishing and Packaging Services segment of $91.2 million for the fiscal year ended January 3, 2015 were flat year-over-year compared to $91.3 million for the fiscal year ended December 28, 2013.

The Scholastic segment reported Adjusted EBITDA of $68.9 million for the fiscal year ended January 3, 2015, a decrease of $4.3 million, compared to $73.2 million for the fiscal year ended December 28, 2013. This decrease was primarily due to lower volume in our base jewelry and announcement products.

The Memory Book segment reported Adjusted EBITDA of $135.9 million for the fiscal year ended January 3, 2015, a decrease of $3.3 million, compared to $139.2 million for the fiscal year ended December 28, 2013. This decrease was primarily attributable to lower volume partially offset by the impact of cost saving initiatives.

The Publishing and Packaging Services segment reported Adjusted EBITDA of $24.0 million for the fiscal year ended January 3, 2015, a decrease of $0.9 million, compared to $24.9 million for the fiscal year ended December 28, 2013. This decrease was due primarily to an unfavorable sales mix.

Fourth Fiscal Quarter 2014

Visant’s fiscal year ends on the Saturday closest to December 31st, and as a result, a 53rd week is added approximately every sixth year. The Company’s 2014 fiscal year included a 53rd week and ended on January 3, 2015. Accordingly, the fourth quarter of fiscal 2014 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2013, which had a negative impact on Adjusted EBITDA in the period.

Net sales for the Scholastic segment were $114.2 million for the fourth fiscal quarter of 2014, compared to $114.7 million for the fourth fiscal quarter of 2013. This minor decrease was primarily attributable to lower revenue from our professional championship products, partially offset by increased volumes in our base jewelry and graduation products.

Net sales for the Memory Book segment were $14.5 million for the fourth fiscal quarter of 2014, compared to $14.8 million for the fourth fiscal quarter of 2013. This slight decrease was primarily attributable to lower volume.

Net sales for the Publishing and Packaging Services segment for the fourth fiscal quarter of 2014 increased $0.2 million to $21.4 million, compared to $21.2 million for the fourth fiscal quarter of 2013. This slight increase was primarily due to higher book sales.

Adjusted EBITDA for the Scholastic segment increased $0.6 million to $18.9 million for the fourth fiscal quarter of 2014, compared to $18.3 million for the fourth fiscal quarter of 2013. This increase was primarily due to increased volumes in our base jewelry and graduation products, partially offset by increased selling and administrative costs as a result of fiscal 2014 including a 53rd week.

Adjusted EBITDA for the Memory Book segment decreased $2.1 million to a loss of $5.6 million for the fourth fiscal quarter of 2014, compared to a loss of $3.5 million for the fourth fiscal quarter of 2013. This decrease was primarily attributable to increased selling and administrative costs as a result of fiscal 2014 including a 53rd week.

The Publishing and Packaging Services segment reported Adjusted EBITDA of $4.8 million for the fourth fiscal quarter of 2014, compared to $5.3 million for the fourth fiscal quarter of 2013. This decrease was primarily due to an unfavorable sales mix.

Consolidated Indebtedness

As of January 3, 2015, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,514.1 million, including $4.4 million of capital lease and equipment financing obligations and exclusive of original issue discount of $15.0 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of January 3, 2015 totaled $49.6 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Publishing and Packaging Services.

CONFERENCE CALL

The Company’s quarterly conference call concerning the 2014 full year and fourth quarter results will be webcast live on Thursday, March 12, 2015 at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise primarily servicing the school affinity, educational and trade publishing and packaging segments.

The Company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Publishing and Packaging Services - provides services in conjunction with the development, marketing, sale and production of books, book components and packaging.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expectations with respect to future cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our ability to implement our business strategy in a timely and effective manner; competitive factors and pressures; our ability to consummate acquisitions and dispositions on acceptable terms and to integrate acquisitions successfully and to achieve anticipated synergies; global market and economic conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; risks associated with doing business outside the United States; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date they are made, are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	January 3,	December 28,	January 3,	December 28,
In thousands	2015	2013	2015	2013
Net sales	$149,651	$150,542	$831,770	$854,007
Cost of products sold	65,720	65,504	340,007	351,315

Gross profit	83,931	85,038	491,763	502,692
Selling and administrative expenses	82,083	81,141	326,808	349,694
Gain on disposal of fixed assets	(204)	(793)	(679)	(858)
Special charges (1)	8,777	9,077	16,001	20,236

Operating (loss) income	(6,725)	(4,387)	149,633	133,620
Loss on repurchase and redemption of debt	—	—	26,593	—
Interest expense, net	37,926	38,874	154,105	155,001

Loss before income taxes	(44,651)	(43,261)	(31,065)	(21,381)
Benefit from income taxes	(20,788)	(11,944)	(19,638)	(6,434)

Loss from continuing operations	(23,863)	(31,317)	(11,427)	(14,947)
Income from discontinued operations, net (2)	292	17,661	95,955	16,028

Net (loss) income	$(23,571)	$(13,656)	$84,528	$1,081

Adjusted EBITDA (3)	$18,224	$20,050	$228,770	$237,326

Adjusted EBITDA Reconciliation:
In thousands
Net (loss) income	$(23,571)	$(13,656)	$84,528	$1,081
Interest expense, net	37,926	38,874	154,105	155,001
Benefit from income taxes	(20,788)	(11,944)	(19,638)	(6,434)
Depreciation and amortization expense	14,592	13,278	52,624	72,137
Income from discontinued operations, net (2)	(292)	(17,661)	(95,955)	(16,028)

EBITDA	7,867	8,891	175,664	205,757
Special charges (1)	8,777	9,077	16,001	20,236
Gain on disposal of fixed assets	(204)	(793)	(679)	(858)
Loss on repurchase and redemption of debt	—	—	26,593	—
Stock-based compensation (4)	(9)	850	1,284	1,512
Non-recurring employment-related expenses (5)	15	102	20	4,305
Other (6)	1,778	1,923	9,887	6,374

Adjusted EBITDA (3)	$18,224	$20,050	$228,770	$237,326

(1)	Special charges for the fourth fiscal quarter ended January 3, 2015 included non-cash charges of $8.6 million related to the impairment of certain intangible assets in the Scholastic and Memory Book segments. Also included in special charges for the three months ended January 3, 2015 were $1.4 million of severance and related benefit costs associated with the elimination of certain corporate management positions and the reversal of $1.2 million of previously accrued costs associated with facility consolidations in the Scholastic segment due to a change in estimate.

Special charges for the fiscal year ended January 3, 2015 included $2.8 million, $0.9 million and $0.1 million of severance and related benefits associated with reductions in force in the Scholastic, Memory Book and Publishing and Packaging Services segments, respectively. Also included in special charges for the fiscal year ended January 3, 2015 were $10.8 million of non-cash asset impairment charges associated with facility consolidations in the Scholastic segment and the impairment of certain intangible assets in the Scholastic and Memory Book segments. Also included were $1.4 million of severance and related benefit costs associated with the elimination of certain corporate management positions.

Special charges for the fourth fiscal quarter ended December 28, 2013 included non-cash charges of $8.2 million related to the write-off of a tradename no longer in use in our Publishing and Packaging Services segment and $0.1 million of asset impairment charges associated with facility consolidations in the Scholastic segment. Also included in special charges for the three months ended December 28, 2013 were $0.6 million and $0.2 million of severance and related benefit costs associated with reductions in force in the Scholastic and Memory Book segments, respectively.

Special charges for the fiscal year ended December 28, 2013 included: (a) $8.3 million of costs in the Publishing and Packaging Services segment consisting of a non-cash charge of $8.2 million related to the write-off of a tradename no longer in use, and $0.1 million of severance and related benefit costs associated with reductions in force; (b) $2.6 million of costs in the Scholastic segment consisting of $2.5 million of severance and related benefit costs associated with reductions in force and a non-cash charge of $0.1 million related to asset impairment charges associated with facility consolidations; and (c) $1.7 million of costs in the Memory Book segment consisting of $1.0 million of severance and related benefit costs associated with reductions in force and a non-cash charge of $0.7 million related to asset impairment charges associated with the consolidation of Jostens’ Topeka, Kansas facility. Also included in special charges for the twelve months ended December 28, 2013 was $7.7 million related to the mutual termination of a multi-year marketing and sponsorship arrangement entered into by Jostens in 2007.

(2)	Income from discontinued operations, net, for the three and twelve months ended January 3, 2015 included a gain on sale of discontinued operations of approximately $92.1 million, net of tax. Also included was a charge of $3.4 million, net of tax, related to the withdrawal liability of The Lehigh Press LLC from a multi-employer pension plan under which certain collectively bargained Lehigh Direct production employees participated. This withdrawal liability was triggered by the sale of the business in July 2014.

(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(4)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(5)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.

(6)	Other charges for the quarter ended January 3, 2015 included $1.1 million of management fees, $0.1 million of acquisition related costs and $0.6 million of other costs that were non-recurring in nature.

Other charges for the fiscal year ended January 3, 2015 included $4.0 million of management fees, $3.8 million of acquisition-related costs, $1.0 million of non-recurring professional fees and $1.1 million of other costs that were non-recurring in nature.

Other charges for the quarter ended December 28, 2013 included $1.0 million of management fees, $0.8 million of acquisition-related costs, and $0.1 million of other costs that were non-recurring in nature.

Other charges for the fiscal year ended December 28, 2013 included $3.8 million of management fees, $0.9 million of acquisition-related costs, $1.0 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, $0.3 million of non-recurring professional fees and $0.4 million of other costs that were non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
	January 3,	December 28,
In thousands	2015	2013	$ Change	% Change
Net sales
Scholastic	$114,167	$114,701	$(534)	(0.5%)
Memory Book	14,508	14,756	(248)	(1.7%)
Publishing and Packaging Services	21,381	21,223	158	0.7%
Inter-segment eliminations	(405)	(138)	(267)	NM

	$149,651	$150,542	$(891)	(0.6%)

Adjusted EBITDA
Scholastic	$18,949	$18,272	$677	3.7%
Memory Book	(5,563)	(3,474)	(2,089)	(60.1%)
Publishing and Packaging Services	4,838	5,252	(414)	(7.9%)

	$18,224	$20,050	$(1,826)	(9.1%)

Adjusted EBITDA margin	12.2%	13.3%

NM = not meaningful

	Twelve months ended
	January 3,	December 28,
In thousands	2015	2013	$ Change	% Change
Net sales
Scholastic	$421,286	$431,895	$(10,609)	(2.5%)
Memory Book	320,545	331,339	(10,794)	(3.3%)
Publishing and Packaging Services	91,176	91,315	(139)	(0.2%)
Inter-segment eliminations	(1,237)	(542)	(695)	NM

	$831,770	$854,007	$(22,237)	(2.6%)

Adjusted EBITDA
Scholastic	$68,904	$73,244	$(4,340)	(5.9%)
Memory Book	135,857	139,218	(3,361)	(2.4%)
Publishing and Packaging Services	24,009	24,864	(855)	(3.4%)

	$228,770	$237,326	$(8,556)	(3.6%)

Adjusted EBITDA margin	27.5%	27.8%

NM = not meaningful